Exhibit 5.1

Jemima Fearnside

+1 441 494 4034

jfearnside@wq.bm

28 January 2026

Kyivstar Group Ltd.

Unit 517, Level 5
Index Tower
Dubai International Financial Centre (DIFC)

United Arab Emirates

Attn.: the Directors

Dear Sirs

Kyivstar Group Ltd. (the “Company”)

We have acted as special counsel in Bermuda to the Company in connection with the preparation and filing by the Company of a registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”). The Registration Statement relates to the proposed offering and the registration of common shares of par value US$0.01 each in the Company on or about the date hereof, which are registered on the Registration Statement or by the selling shareholders named in the Registration Statement (the “Offering”), including any additional Shares registered by the Company pursuant to Rule 462(b) under the Securities Act, in connection with the Offering contemplated by the Registration Statement the (“Shares”).

For the purposes of this letter of opinion (“Opinion”), we have examined and relied upon copies of the documents listed, and in some cases defined, in the Schedule to this Opinion (the “Documents”), together with such other documentation as we have considered relevant to this Opinion.

Assumptions

In stating our Opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

Wakefield Quin Limited

Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda

TEL. 441.494.4000     FAX. 441.491.4111    wq.bm

(c)	there will be no changes to the form of the Documents provided to us;

(d)	that any factual statements made in any of the Documents are true, accurate and complete;

(e)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed in this Opinion and that, in so far as any obligation under, or action to be taken in connection with the registration and/or the sale of the Shares is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will not be unlawful by virtue of the laws of that jurisdiction; and

(f)	that the records which were the subject of the search referred to in paragraph 4 of the Schedule to this Opinion were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this Opinion and such information has not since such date been materially altered.

Opinion

Based upon and subject to the assumptions set out above, and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Shares are duly authorised, validly issued, fully paid and non-assessable common shares in the capital of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed in this Opinion relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This Opinion is limited to Bermuda law as applied by the courts of Bermuda at the date of this Opinion.

(b)	Any reference in this Opinion to Shares being “non-assessable” shall mean, in relation to fully-paid Shares and subject to any contrary provision in any agreement between the Company and the holder of the Shares, that no shareholder shall be obliged, in respect of those Shares, to contribute further amounts to the capital of the Company, either in order to complete payment for those shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder of the Company shall be bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for, additional shares of the Company, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(c)	Searches of the Register of Companies at the office of the Registrar of Companies (“Registrar”) are conclusive and it should be noted that they do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered, or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded; or

(ii)	details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded.

(d)	In order to issue this Opinion we have carried out the search referred to in paragraph 4 of the Schedule to this Opinion on 27 January 2026. We have not enquired as to whether there has been any change since that date.

Disclosure

This Opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission for the purposes of registering the Shares under the Securities Act. We consent to the filing of this Opinion as an exhibit to the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and in any amendment or supplement to the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares. In giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

This Opinion is addressed to the Company and (save as referred to in the preceding paragraph) is neither to be transmitted to any other person, nor quoted nor referred to in any public document, nor filed with any governmental agency or person without our prior written consent, except as may be required by law. Further, this Opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this Opinion if applicable law or the existing facts or circumstances should change.

This Opinion is governed by and is to be construed in accordance with Bermuda law.

Yours faithfully

/s/ Wakefield Quin Limited

Wakefield Quin Limited

THE SCHEDULE

1.	Certified copies of the certificate of incorporation, certificate of incorporation on change of name, memorandum of association, existing bye-laws and register of shareholders of the Company as at 27 January 2026.

2.	An electronic copy of the Registration Statement, in the form filed with the Commission.

3.	A copy of the notice to the public issued by the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 and Exchange Control Regulations 1973 dated 1 June 2005.

4.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the offices of the Registrar of Companies in Hamilton, Bermuda, as revealed by an online search of the Company’s records maintained by the Registrar of Companies in Hamilton, Bermuda, on 27 January 2026.

5.	A search of the Causes Book of the Supreme Court of Bermuda, in Hamilton, Bermuda on 27 January 2026 in respect of the Company.

6.	A certificate of compliance dated 27 January 2026 issued by the Registrar of Companies in Bermuda in respect of the Company.

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